Exhibit 10.12
THE McGRAW-HILL COMPANIES, INC.
EXECUTIVE SEVERANCE PLAN
(Amended and restated effective as of January 1, 2008)

THE McGRAW-HILL COMPANIES, INC.
EXECUTIVE SEVERANCE PLAN
(Amended and restated effective as of January 1, 2008)
ARTICLE I
PURPOSE
          The purpose of the Plan is to provide executives who are in a position to contribute materially to the success of the Company Group with reasonable compensation in the event of their termination of employment with the Company Group. The Plan is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto.
ARTICLE II
DEFINITIONS
          The following words and phrases as used herein shall have the following meanings:
          SECTION 2.01 “Adverse Change in Conditions of Employment” means the occurrence of any of the following events:
     (i) An adverse change by the Company in the Participant’s function, duties or responsibilities, which change would cause the Participant’s position with the Company to become one of substantially less responsibility, importance or scope; or
     (ii) A 10% or larger reduction by the Company (in one or more steps) of the Participant’s Monthly Base Salary.
provided, however, that the Participant shall notify the Company within 90 days of the occurrence of a change described in Sections 2.01(i) or (ii) above and the Company shall have 30 days to cure such change to the reasonable satisfaction of the Participant (including retroactively with respect to monetary matters), which change, to the extent so cured, shall not be considered an Adverse Change in Conditions of Employment.
          SECTION 2.02 “Adverse Change in Conditions of Employment After a Change in Control” means the occurrence of any of the following after a Change in Control:
     (i) The failure to pay base salary to the Participant at a monthly rate at least equal to the highest rate paid to the Participant at any time during or after the 24-month period prior to the Change in Control, except as the result of a Company-wide reduction in base salaries pursuant to which the Participant’s Monthly Base Salary is decreased less than 10%;

     (ii) The Participant’s annual incentive opportunity, taking into account all material factors such as targeted payment amounts and performance goals, is materially less favorable to the Participant than the most favorable such opportunity at any time during or after the 24-month period prior to the Change in Control;
     (iii) The Participant’s opportunity to earn long-term incentive payments, on the basis of the grant-date fair value of awards and taking into account vesting requirements and termination provisions of awards, is materially less favorable to the Participant than the most favorable such opportunity in effect at any time during or after the 24 months prior to the Change in Control;
     (iv) A material reduction by the Company in the aggregate value to the Participant of the pension and welfare benefit plans in which the Participant is eligible to participate;
     (v) The transfer of the Participant to a principal business location that increases by more than 35 miles the distance between the Participant’s principal business location and place of residence;
     (vi) Any adverse change in the Participant’s title or reporting relationship or adverse change by the Company in the Participant’s authority, functions, duties or responsibilities (other than which results solely from the Company ceasing to have a publicly traded class of common stock or the Participant no longer serving as the chief executive, or reporting to the chief executive, of an independent, publicly traded company as a result thereof), which change would cause the Participant’s position with the Company to become one of substantially less responsibility, importance or scope; or
     (vii) Any failure by a successor entity to the Company (including any entity that succeeds to the business or assets of the Company) to adopt the Plan;
provided, however, that the Participant shall notify the Company within 90 days of the facts and circumstances described in any of Sections 2.02(i) through (vii) above and the Company shall have 30 days to cure such facts and circumstances to the reasonable satisfaction of the Participant (including retroactively with respect to monetary matters), which facts and circumstances, to the extent so cured, shall not be considered an Adverse Change in Conditions of Employment After a Change in Control.
          SECTION 2.03 “Annual Base Salary” means a Participant’s highest rate of annual base salary during the 24-month period preceding the Participant’s termination of employment, excluding any of the following: year-end or other bonuses, incentive compensation, whether short-term or long-term, commissions, reimbursed expenses, and any payments on account of premiums on insurance or other contributions made to other welfare or benefit plans.

          SECTION 2.04 “Annual Target Bonus” means a Participant’s highest, annual, target short-term incentive opportunity during the 24-month period preceding the Participant’s termination of employment.
          SECTION 2.05 “Attorneys’ Fees” means any reasonable attorneys’ fees and disbursements incurred in pursuing a Disputed Claim.
          SECTION 2.06 “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan. Any Participant’s Beneficiary designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.
          SECTION 2.07 “Board” means the Board of Directors of the Company.
          SECTION 2.08 “Cause” means the Participant’s misconduct in respect of the Participant’s obligations to the Company Group or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company Group; provided that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and, provided, further, that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for “Cause.”
          SECTION 2.09 “Change in Control” means the first to occur of any of the following events:
     (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.09; or
     (ii) A change in the composition of the Board such that the Directors who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this

Section 2.09, that any individual who becomes a Director subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those Directors who were membersof the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such Director were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
     (iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          SECTION 2.10 “Claimant” has the meaning set forth in Section 8.01 of the Plan.
          SECTION 2.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

          SECTION 2.12 “Commencement Date” means the first day of the first regular payroll cycle coincident with or next following the date of the Participant’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.
          SECTION 2.13 “Committee” has the meaning set forth in Section 3.01 of the Plan.
          SECTION 2.14 “Common Stock” means the common stock, $1.00 par value per share, of the Company.
          SECTION 2.15 “Company” means The McGraw-Hill Companies, Inc., a corporation organized under the laws of the State of New York, or any successor corporation.
          SECTION 2.16 “Company Group” means the Company and its Subsidiaries.
          SECTION 2.17 “Director” means an individual who is a member of the Board.
          SECTION 2.18 “Disability” means a Participant’s long-term disability pursuant to a determination of disability under the Company’s Long-Term Disability Plan.
          SECTION 2.19 “Disputed Claim” means a claim for payments under the Plan that is disputed by the Company.
          SECTION 2.20 “Effective Date” has the meaning set forth in Section 11.08 of the Plan.
          SECTION 2.21 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.22 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.
          SECTION 2.23 “Excise Tax” has the meaning set forth in Section 5.06 of the Plan.
          SECTION 2.24 “Extension Notice” has the meaning set forth in Section 8.01 of the Plan.
          SECTION 2.25 “Long-Term Disability Plan” means The McGraw-Hill Companies, Inc. Long-Term Disability Plan, as amended from time to time (or any successor plan).
          SECTION 2.26 “Judgment or Award” means a nonappealable, final judgment from a court of competent jurisdiction or a binding arbitration award granting the Participant all or substantially all of the amount sought in a Disputed Claim.

          SECTION 2.27 “Monthly Base Salary” means a Participant’s Annual Base Salary, divided by 12.
          SECTION 2.28 “Participant” means each employee who participates in the Plan, as provided in Section 4.01 of the Plan.
          SECTION 2.29 “Payment” has the meaning set forth in Section 5.06 of the Plan.
          SECTION 2.30 “Plan” means The McGraw-Hill Companies, Inc. Executive Severance Plan, as amended from time to time.
          SECTION 2.31 “Plan Administrator” has the meaning set forth in Section 3.01 of the Plan.
          SECTION 2.32 “Protection Period” has the meaning set forth in Section 10.01 of the Plan.
          SECTION 2.33 “Qualified Termination of Employment” means termination of the employment of a Participant with the Company Group (other than by reason of death, Disability, voluntary resignation by a Participant under circumstances not qualifying under this Section 2.33, or lawful Company-mandated retirement at normal retirement age) as follows:
     (i) By the Company for any reason other than for Cause,
     (ii) By the Participant after an Adverse Change in Conditions of Employment;
     (iii) By the Participant for any reason during the 30-day period following the first anniversary of a Change in Control (in the case of a Change in Control occurring prior to January 1, 2009); or
     (iv) By the Participant after an Adverse Change in Conditions of Employment After a Change in Control (in the case of a Change in Control occurring on or after January 1, 2009).
          SECTION 2.34 “Release” means a termination and release agreement in the form approved by the Plan Administrator, which shall, among other things, release the Company Group, and each of their respective directors, officers, employees, agents, successors and assigns, from any and all claims that the Participant has or may have against the Company Group and each of their respective directors, officers, employees, agents, successors and assigns, and the standard form of which shall not be modified after, in anticipation of, or at the request of any Person seeking to effect, a Change in Control, except to conform to changes in the requirements of applicable law.
          SECTION 2.35 “Separation Pay” has the meaning set forth in Section 5.01(a)(i) of the Plan.

          SECTION 2.36 “Separation Period” has the meaning set forth in Section 5.01(a)(i) of the Plan.
          SECTION 2.37 “Separation Pay Plan” means the Separation Pay Plan of The McGraw-Hill Companies, Inc., as amended from time to time (or any successor plan).
          SECTION 2.38 “Specified Employee” means a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(b)(i) of the Code.
          SECTION 2.39 “Subsidiary” means any subsidiary of the Company at least 20% of whose voting shares are owned directly or indirectly by the Company.
          SECTION 2.40 “Supplemental Separation Pay” has the meaning set forth in Section 5.01(a)(ii) of the Plan.
          SECTION 2.41 “Supplemental Separation Period” has the meaning set forth in Section 5.01(a)(ii) of the Plan.
ARTICLE III
ADMINISTRATION
          SECTION 3.01 Administration. The Plan shall be administered by the Executive Vice President, Human Resources of the Company (the “Plan Administrator”), who shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as he may deem necessary or desirable. Subject to Article VIII, decisions of the Plan Administrator shall be reviewable by the Compensation Committee of the Board (the “Committee”). Subject to Article VIII, the Committee shall also have the full authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan.
          SECTION 3.02 Binding Effect of Decisions. Subject to Article VIII, the decision or action of the Committee or Plan Administrator in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
          SECTION 3.03 Indemnification. To the fullest extent permitted by law, the Plan Administrator, the Committee and the Board (and each member thereof), and any employee of the Company Group to whom fiduciary responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

ARTICLE IV
PARTICIPATION
          SECTION 4.01 Eligible Participants. Subject to the approval of the Committee, the Plan Administrator shall from time to time select Participants from among those employees who are in ECB 2 (or equivalent successor band) and who are determined by the Plan Administrator to be in a position to contribute materially to the success of the Company Group.
          SECTION 4.02 Participation Notification; Participation Agreement. The Company shall notify each Participant in writing of his participation in the Plan, and such notice shall also set forth the payments and benefits to which the Participant may become entitled. The Company may also enter into such agreements as the Committee deems necessary or appropriate with respect to a Participant’s rights under the Plan. Any such notice or agreement may contain such terms, provisions and conditions not inconsistent with the Plan, including but not limited to provisions for the extension or renewal of any such agreement, as shall be determined by the Committee, in its sole discretion.
          SECTION 4.03 Termination of Participation. A Participant shall cease to be a Participant in the Plan uponthe earlier of (i) his receipt of all of the payments, if any, to which he is or becomes entitled under the terms of the Plan and the terms of any notice or agreement issued by the Company with respect to his participation hereunder, or (ii) the termination of his employment with the Company Group under circumstances not requiring payments under the terms of the Plan. In addition, a Participant shall cease to be a Participant in the Plan if, prior to the occurrence of a Qualified Termination of Employment or a Change in Control, there is an Adverse Change in Conditions of Employment to which the Participant fails to object in writing within 90 days and as a result of which the Participant is no longer in grade level ECB 2 (or equivalent successor band).
ARTICLE V
PAYMENTS UPON TERMINATION OF EMPLOYMENT
          SECTION 5.01 Separation Pay. (a) In the event of a Qualified Termination of Employment, the Participant shall be entitled to the following:
     (i) an amount of separation pay (the “Separation Pay”) equal to the Participant’s Monthly Base Salary for the number of months following the Participant’s Commencement Date (the “Separation Period”) equal to the number of full and partial years of the Participant’s continuous service with the Company Group, up to a maximum of 20 years, multiplied by 0.45, and payable over the Separation Period in accordance with the Company’s payroll practices in effect from time to time; provided that the Separation Pay shall not be less than 4 1/2 times such Monthly Base Salary and the Separation Period shall not be less than 4 1/2 months; provided, further, that, in the event of a Qualified Termination of Employment that takes place on or after a Change in Control occurring on or after January 1, 2009, the Participant’s Separation Pay shall equal the sum of the

Participant’s Annual Base Salary and Annual Target Bonus, multiplied by 0.75, and the Participant’s Separation Period shall be 9 months.
     (ii) if, not later than the date and time specified by the Plan Administrator, the Participant delivers to the Company a signed and valid Release, a supplemental amount of separation pay (the “Supplemental Separation Pay”) equal and in addition to the amount of the Participant’s Separation Pay and payable following the Separation Period over the number of months in the Separation Period (the “Supplemental Separation Period”) in accordance with the Company’s payroll practices in effect from time to time; provided, however, that a Release shall not be deemed delivered by the Participant if it is revoked by the Participant during any applicable revocation period set forth in the Release; provided, further, that if the Participant has attained age 40 on the Commencement Date, then no Supplemental Separation Pay shall be paid to the Participant prior to the date that is 60 days following the Commencement Date and the Supplemental Separation Pay otherwise payable to the Participant prior to such date shall be paid to the Participant on or within 30 days after such date; and, provided, further, that if the Participant’s Separation Period and Supplemental Separation Period exceed a total period of 12 months, the Company shall pay to the Participant in a lump sum, on or within 30 days following the first anniversary of the Participant’s Commencement Date, the total amount of his Separation Pay and Supplemental Separation Pay in excess of 12 months.
     (iii) active participation in all Company-sponsored retirement, life, medical, dental, accidental death and disability insurance benefit plans or programs in which the Participant was participating at the time of his termination for the Separation Period and any Supplemental Separation Period, but only to the extent permitted by applicable law as determined by the Company and not otherwise provided under the terms of such plans and programs, it being understood that continued participation in Company-sponsored retirement plans or programs shall be limited to such plans or programs that are not intended to be qualified under Section 401(a) or 401(k) of the Code; provided that the Participant shall be responsible for any required payments for participation in such plans or programs; and, provided, further, that if the Participant’s Separation Period and Supplemental Separation Period exceed a total period of 12 months, the Participant shall be entitled to participate in such plans or programs for a maximum of 12 months and the Company shall pay to the Participant in a lump sum, on or with 30 days following the first anniversary of the Participant’s Commencement Date, the cash amount equal to 10% of the total amount of his Separation Pay and Supplemental Separation Pay in excess of 12 months.
          (b) The payments and benefits described in Section 5.01(a) of the Plan shall be in lieu of any other payments under the Plan or under any other severance pay or separation allowance plan, program or policy of the Company Group, including the Company’s Separation Pay Plan; provided, however, if payments pursuant to the terms and conditions of the Company’s Separation Pay Plan would result in greater payments to a Participant than would be payable under the Plan, said Participant shall in such event receive payments pursuant to the terms and conditions of the Company’s Separation Pay Plan in lieu of payments pursuant to the Plan.
          SECTION 5.02 Death. In the event a Participant dies after the commencement of payments pursuant to Section 5.01(a) of the Plan, the balance of said payments shall be payable in accordance with Article IX of the Plan.
          SECTION 5.03 Transfers. A Participant’s transfer to another employment location shall not by itself constitute an Adverse Change in Conditions of Employment; provided, however, that such an Adverse Change in Conditions of Employment shall be deemed to exist if, after a Change in Control, a Participant is transferred to a principal business location so as to increase the distance between the principal business location and such Participant’s place of residence at the time of the Change in Control by more than 35 miles.
          SECTION 5.04 Corporate Transactions. A Participant shall not receive any payments or benefits under the Plan in the event of a sale of the business unit of the Company Group with which the Participant is associated as an executive, provided that the Participant is offered a position and salary with the buyer or the Company Group comparable to the position and salary of the Participant immediately prior to said sale, whether or not such offer is accepted by the Participant. If, however, the Participant is not offered a comparable position and salary, the Participant shall be entitled to payments hereunder. A position shall not be deemed to be a “comparable position” for purposes of this Section 5.04 if it increases the distance between the Participant’s principal business location and the Participant’s place of residence at the time of the sale by more than 50 miles or such other distance standard as may be established from time to time under Section 217(c)(1)(A) of the Code.
          SECTION 5.05 Specified Employees. With respect to amounts subject to Section 409A of the Code, notwithstanding the other provisions of this Article V, no payment to a Specified Employee under the Plan shall be made or commenced prior to the date that is six months following the Specified Employee’s Commencement Date; provided that amounts under the Plan that are otherwise payable to the Specified Employee prior to such date shall be paid to the Specified Employee on or within 30 days after such date.
          SECTION 5.06 Section 280G. In the event that any payment or benefit received or to be received by any Participant pursuant to the Plan or any other plan or arrangement with the Company (each, a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the excise tax imposed under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), as determined by an independent certified public accounting firm selected by the Company, the amount of the Participant’s Separation Pay (and Supplemental Separation Pay, if any) shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Participant, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Participant with respect thereto, would be greater if no Excise Tax were imposed.

ARTICLE VI
MITIGATION AND OFFSET
          SECTION 6.01 Mitigation. No Participant shall be required to mitigate the amount of any payment under the Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, his dependents, Beneficiaries or estate provided for in the Plan.
          SECTION 6.02 Offset. If, after a Participant’s termination of employment with the Company Group, the Participant is employed by another entity or becomes self-employed, the amounts (if any) payable under the Plan to the Participant shall not be offset by the amounts (if any) payable to the Participant from such new employment with respect to services rendered during the severance period applicable to such Participant under the Plan.
ARTICLE VII
ATTORNEYS’ FEES FOR DISPUTED CLAIMS
          SECTION 7.01 General. If a Participant makes a Disputed Claim, the Company shall reimburse the Participant for Attorneys’ Fees; provided that the Participant enters into a repayment agreement with the Company, which shall require the Participant (i) to repay the Company for any reimbursements made pursuant to this Section 7.01 if the Participant does not obtain a Judgment or Award and (ii) to provide adequate security with respect to the amount subject to repayment under this Section 7.01. With respect to amounts subject to Section 409A, such reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the applicable Attorneys’ Fee expense was incurred, subject to the timely presentation to the Company in writing of any periodic statements for Attorneys’ Fees. Unless the Judgment or Award specifies whether it constitutes “all or substantially all of the amount sought,” such determination shall be made by the Plan Administrator in its sole and absolute discretion.
          SECTION 7.02 Change in Control. If a Disputed Claim is made with respect to a termination of employment occurring during a period beginning on the date of a Change in Control and ending 36 months thereafter, the Participant shall be entitled to reimbursement of Attorneys’ Fees, whether or not the Participant obtains a Judgment or Award. Such reimbursement shall be made on a “pay-as-you-go” basis, as soon as practicable after presentation to the Company in writing of any periodic statements for Attorneys’ Fees, but in no event later than the last day of the calendar year following the calendar year in which the applicable Attorneys’ Fees were incurred.
          SECTION 7.03 Six Month Period Prior to Change in Control. Without affecting the rights of a Participant under Section 7.01 of the Plan, a Participant shall be entitled to reimbursement of Attorneys’ Fees for a Disputed Claim in accordance with the terms of Section 7.02 of the Plan with respect to termination of employment occurring six months prior to a Change in Control, whether or not the Participant obtains a Judgment or Award; provided, however, that no reimbursement shall be made under this Section 7.03 in such case (i) unless and until the Change in Control actually occurs or (ii) if reimbursement has been made under Section 7.01 of the Plan.
          SECTION 7.04 Section 409A. The reimbursements made to a Participant under this Article VII during any calendar year shall not affect the amounts eligible for reimbursement in any other calendar year. No reimbursement of Attorneys’ Fees made pursuant to this Article VII shall be paid to any Participant following the last day of the sixth year following the termination of the period described in Section 8.03 of the Plan.
ARTICLE VIII
CLAIMS PROCEDURE
          SECTION 8.01 Claims. In the event any person or his authorized representative (a “Claimant”) disputes the amount of, or his entitlement to, any benefits under the Plan or their method of payment, such Claimant shall file a claim in writing with, and on the form prescribed by, the Plan Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Plan Administrator shall consider the claim and within 90 days of receipt of such claim, unless special circumstances exist which require an extension of the time needed to process such claim, the Plan Administrator shall inform the Claimant of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional 90 days, as long as the Claimant receives written notice advising of the special circumstances and the date by which the Plan Administrator expects to make a determination (the “Extension Notice”) before the end of the initial 90-day response period indicating the reasons for the extension and the date by which a decision is expected to be made. If the Plan Administrator denies the claim, the Plan Administrator shall give to the Claimant (i) a written notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan, (ii) a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, and (iii) appropriate information as to the Plan’s appeals procedures as set forth in Section 8.02 of the Plan.
          SECTION 8.02 Appeal of Denial. A Claimant whose claim is denied by the Plan Administrator and who wishes to appeal such denial must request a review of the Plan Administrator’s decision by filing a written request with the Committee for such review within 60 days after such claim is denied. Such written request for review shall contain all relevant comments, documents, records and additional information that the Claimant wishes the Committee to consider, without regard to whether such information was submitted or considered in the initial review of the claim by the Plan Administrator. In connection with that review, the Claimant may examine, and receive free of charge, copies of pertinent Plan documents and submit such written comments as may be appropriate. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Committee of a request for review. In the event of special circumstances which require an extension of the time needed for processing, the response period can be extended for an additional 60 days, as long as the

Claimant receives an Extension Notice. If the Committee denies the claim on review, notice of the Committee’s decision shall include (i) the specific reasons for the adverse determination, (ii) references to applicable Plan provisions, (iii) a statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination on a review and a description of the applicable limitations period under the Plan. The Claimant shall be notified no later than five days after a decision is made with respect to the appeal.
          SECTION 8.03 Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 8.02 of the Plan or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.
          SECTION 8.04 Change in Control. Notwithstanding any other provision of the Plan, the authority granted pursuant to Articles III, VII and VIII to the Plan Administrator and to persons making determinations on claims for benefits and reviews of claims shall, when exercised (i) during the period of 36 months following a Change in Control or (ii) with respect to any termination of employment that occurs during the period of 36 months following a Change in Control or that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control, shall not be “discretionary,” but shall be subject to de novo review by a court of competent jurisdiction or an arbitrator, as applicable.
ARTICLE IX
BENEFICIARY DESIGNATION
          SECTION 9.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons, entity or entities as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under the Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan.
          SECTION 9.02 Amendments. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The new Beneficiary designation form shall cancel all Beneficiary designations previously filed.
          SECTION 9.03 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then any amounts to be paid to the Participant’s Beneficiary shall be paid to the Participant’s estate.

          SECTION 9.04 Effect of Payment. The payment under this Article IX of the amounts due to a Participant under the Plan to a Beneficiary shall completely discharge the Company’s obligations in respect of the Participant under the Plan.
ARTICLE X
AMENDMENT AND TERMINATION OF PLAN
          SECTION 10.01 Amendment and Termination. (a) The Company shall have the right at any time, in its discretion, to amend the Plan, in whole or in part, or to terminate the Plan, by resolution of the Board or Committee or delegate thereof, except that no amendment or termination shall impair or abridge the obligations of the Company to any Participant or the rights of any Participant under the Plan without the express written consent of the affected Participant (i) with respect to any termination of employment that occurred before such amendment or termination, or (ii) in all other cases, until 6 months have elapsed from the time of the amendment or termination. In addition, in no event shall the Plan be amended or terminated (x) during the period of 36 months following a Change in Control (the “Protection Period”), or (y) to the extent that it is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control, or (z) with respect to a termination under Section 2.33(iii), in each case without the express written consent of the affected Participant. Notwithstanding the foregoing, except with respect to a termination of employment that occurs during the Protection Period, the Company shall have the right to terminate the Plan at any time following the Protection Period.
          (b) Except for the amendments made in accordance with Section 10.01(a) of the Plan, no modifications, alterations and/or changes made to the terms and/or provisions of the Plan, either globally or for an individual participant, will be effective unless evidenced by a writing that directly refers to the Plan and which is signed and dated by the Plan Administrator.
          SECTION 10.02 Section 409A. If, in the good faith judgment of the Plan Administrator, any provision of the Plan could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Plan Administrator in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision in the Plan to the contrary, the Plan Administrator shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no payment or benefit under the Plan is subject to tax under Section 409A of the Code. Any determinations made by the Plan Administrator under this Section 10.02 shall be final, conclusive and binding on all persons.
ARTICLE XI
MISCELLANEOUS
          SECTION 11.01 Effect on Other Plans. Except as expressly provided in Article V of the Plan with respect to the Company’s Separation Pay Plan, (i) nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant’s estate or Beneficiaries) as part of any employee benefit plan of the Company, and (ii) the Plan shall not be construed to affect in any way the Participant’s rights and obligations under any other plan maintained by the Company on behalf of employees.
          SECTION 11.02 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company. The assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.
          SECTION 11.03 Nonassignability. Each Participant’s rights under the Plan shall be nontransferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
          SECTION 11.04 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment with the Participant, and the Participant (or his Beneficiary) shall have no rights against the Company Group except as specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company Group or to interfere with the rights of the Company Group to discipline or discharge him at any time.
          SECTION 11.05 Binding Effect. The Plan shall be binding upon and shall inure to the benefit of the Participant or his Beneficiary, his heirs and legal representatives, and the Company.
          SECTION 11.06 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from made hereunder any taxes or other amounts required to be withheld for any federal, state or local government and other authorized deductions.
          SECTION 11.07 Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

          SECTION 11.08 Effective Date. The Plan was initially effective as of January 28, 1987 (the “Effective Date”). This amendment and restatement is effective as of January 1, 2008.
          SECTION 11.09 Governing Law. The Plan shall be construed under the laws of the State of New York, to the extent not preempted by federal law.
          SECTION 11.10 Headings. The section headings used in this document are for ease of reference only and shall not be controlling with respect to the application and interpretation of the Plan.
          SECTION 11.11 Rules of Construction. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. All references to sections are, unless otherwise indicated, to sections of the Plan.